The information in this Prospectus Supplement is not complete and may be changed. A Registration Statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This Prospectus Supplement and the accompanying Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated December 27, 2019

FORM OF PROSPECTUS SUPPLEMENT

(to Prospectus dated [            ], 20[    ])1

                    Common Shares

Center Coast Brookfield MLP & Energy Infrastructure Fund

Subscription Rights for Common Shares

[                ] Shares Issuable Upon Exercise of Rights to Subscribe for Such Shares

Investment Objective. Center Coast Brookfield MLP & Energy Infrastructure Fund (the “Fund”) is a non-diversified, closed-end management investment company. The Fund’s investment objective is to provide a high level of total return with an emphasis on distributions to shareholders. The “total return” sought by the Fund includes appreciation in the net asset value (“NAV”) of the Fund’s common shares and all distributions made by the Fund to its common shareholders, regardless of the tax characterization of such distributions, including distributions paid out of the distributions received by the Fund from its portfolio investments, but characterized as return of capital for U.S. federal income tax purposes as a result of the tax characterization of the distributions received by the Fund from the MLPs in which the Fund invests. See “Distributions” in the accompanying Prospectus. There can be no assurance that the Fund will achieve its investment objective.

The Offering. The Fund is issuing [transferable/non-transferable] rights (“Rights”) to its common shareholders of record (“Record Date Shareholders”) as of 5:00 p.m., Eastern time, on                      (the “Record Date”), entitling the holders of those Rights to subscribe for up to an aggregate of                      of the Fund’s common shares of beneficial interest (the “Offer”). Record Date Shareholders will receive one Right for each outstanding whole common share held on the Record Date. The Rights entitle their holders to purchase one new common share for every                      Rights held (1-for- [                    ]). Any Record Date Shareholder who is issued fewer than [                    ] Rights may subscribe for one full common share in the Offer. [In addition, Record Date Shareholders who fully exercise their Rights (other than those Rights that cannot be exercised because they represent the right to acquire less than one common share) will be entitled to subscribe for additional common shares of the Fund that remain unsubscribed as a result of any unexercised Rights. This over-subscription privilege is subject to a number of limitations and subject to allotment.]

1 This document is a form of prospectus supplement for an offering of common shares pursuant to subscription rights. In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

The subscription price (the “Subscription Price”) will be determined based upon a formula equal to                      (the “Formula Price”). The Offer will expire at                 , on         , unless extended as described in this prospectus (the “Expiration Date”).

Rights holders may not know the Subscription Price at the time of exercise and will be required initially to pay for both the common shares subscribed for pursuant to the primary subscription [and, if eligible, any additional common shares subscribed for pursuant to the over-subscription privilege] at the estimated Subscription Price of $         per common share and, except in limited circumstances, will not be able to rescind their subscription.

Exercising your Rights and investing in the Fund involves certain risks, including the possible loss of the entire principal amount that you invest. See “Risks” beginning on page          of the accompanying Prospectus. Certain of these risks are summarized in “Prospectus Summary—Special Risk Considerations” beginning on page          of the accompanying Prospectus. You should carefully consider these risks together with all of the other information contained in this Prospectus Supplement and the accompanying Prospectus before making a decision to exercise the Rights and investing in the Fund.

This offering will dilute the ownership interest and voting power of the Common Shares owned by shareholders who do not fully exercise their Rights. Shareholders who do not fully exercise their Rights should expect, upon completion of the offering, to own a smaller proportional interest in the Fund than before the offering. Further, if the net proceeds per share from the offering are at a discount to the Fund’s net asset value per share, this offering will reduce the Fund’s net asset value per share.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement and the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total(1)
Estimated Subscription Price(2)	$	$
Estimated Sales Load(2)(3)	$	$
Proceeds, before expenses, to the Fund(2)	$	$

(notes on following page)

This Prospectus Supplement is dated

(notes from previous page)

(1)	Assumes that all Rights are exercised at the estimated Subscription Price. All of the Rights may not be exercised.

(2)	Estimated on the basis of [ ].

(3)

[                     will act as dealer manager for the Offer (the “Dealer Manager”). The Fund has agreed to pay the Dealer Manager a fee for its financial structuring and soliciting services equal to     % of the Subscription Price per common share for each common share issued pursuant to the exercise of Rights, including the over-subscription privilege. The Dealer Manager will reallow to broker-dealers in the selling group to be formed and managed by the Dealer Manager selling fees equal to     % of the Subscription Price per common share for each common share issued pursuant to the exercise of Rights as a result of their selling efforts. In addition, the Dealer Manager will reallow to other broker-dealers that have executed and delivered a soliciting dealer agreement and have solicited the exercise of Rights solicitation fees equal to     % of the Subscription Price per common share for each common share issued pursuant to the exercise of Rights as a result of their soliciting efforts, subject to a maximum fee based on the number of common shares held by each broker-dealer through The Depository Trust Company (“DTC”) on the Record Date. The fees and expenses of the Offer, including the Dealer Manager fee, will be borne by the Fund and indirectly by all of its common shareholders, including those who do not exercise their Rights.]

(4)	Offering expenses borne by the Fund are estimated to be

NAV dilution resulting from the Offer is not currently determinable because it is not known how many Common Shares will be subscribed for, what the net asset value or market price of the common shares will be on the Expiration Date or what the Subscription Price will be. Any such dilution will disproportionately affect non-exercising common shareholders. If the Subscription Price is substantially less than the then current net asset value, this dilution could be substantial. However, assuming all of the Common Shares are sold at the estimated Subscription Price, the Fund’s current net asset value per common share would be reduced by approximately $[ ], or [ ]%. [The distribution to common shareholders of transferable Rights, which themselves have intrinsic value, will afford non-participating Record Date Shareholders the potential of receiving cash payment upon the sale of the Rights, receipt of which may be viewed as partial compensation for any dilution of their interests that may occur as a result of the Offer. There can be no assurance that a market for the Rights will develop or, if such a market develops, what the price of the Rights will be.] See “Risks Related to the Offer” in this prospectus supplement.

Principal Investment Policies. The Fund seeks to achieve its investment objective by investing primarily in a portfolio of master limited partnerships (“MLPs”) and energy infrastructure companies. Under normal market conditions, the Fund will invest at least 80% of its Managed Assets (as defined in this Prospectus) in securities of MLPs and energy infrastructure companies. The Fund may invest up to 20% of its Managed Assets in unregistered or restricted securities, including securities issued by private energy infrastructure companies.

The Adviser intends to construct the Fund’s portfolio utilizing a three-pronged approach. The Adviser targets a “core” portfolio of MLPs and energy infrastructure companies that have (i) traditional fee-based businesses, (ii) high barriers to entry, (iii) low direct commodity price exposure and (iv) low demand elasticity or the potential for demand destruction. Examples include interstate pipelines, intrastate pipelines with long-term contracts and diversified revenue streams, and crude and gas storage and terminal facilities. In addition to this “core” portfolio, the Fund may invest a portion of its portfolio in shorter-term investments. These opportunistic transactions may be based on the Adviser’s view of factors including, but not limited to, market dislocations, projected trading demand imbalances, short-term market catalysts, commodity price volatility and interest rates and credit spreads along with other issuer-specific developments. Finally, the Fund intends to allocate up to 20% of its portfolio to private investment opportunities. At any given time the Fund anticipates making investments in a limited number of carefully selected private investments that the Fund may need to hold for several years. The Adviser believes it is uniquely positioned to analyze private investment opportunities sourced directly or co-investment opportunities made available to the Adviser by private equity firms or other sources. The breadth of Adviser personnel’s mergers and acquisitions background provides for a network of deep relationships with investment banking groups, management teams, private equity firms and significant shareholders seeking liquidity.

Entities commonly referred to as master limited partnerships or MLPs are generally organized under state law as limited partnerships or limited liability companies and treated as partnerships for U.S. federal income tax purposes. The Fund considers investments in MLPs to include investments that offer economic exposure to public and private MLPs in the form of equity securities of MLPs, securities of entities holding primarily general or limited partner or managing member interests in MLPs, securities that represent indirect investments in MLPs, including I-Shares (which represent an ownership interest issued by an affiliated party of a MLP) and debt securities of MLPs.

The Fund considers a company to be an “infrastructure company” if (i) at least 50% of its assets, income, sales or profits are committed to or derived from the development, construction, distribution, management, ownership, operation or financing of infrastructure assets; or (ii) a third party classification has given the company an industry or sector classification consistent with the infrastructure company designation. Infrastructure assets consist of those assets which provide the underlying foundation of basic services, facilities and institutions, including the production, processing, storage, transportation, manufacturing, servicing and distribution of oil and gas, petrochemicals and other energy resources, physical structures, networks, systems of transportation and water and sewage. The Fund considers an infrastructure company to be an “energy infrastructure company” if it (i) owns or operates, or is involved in the development, construction, distribution, management, ownership, operation or financing of, infrastructure assets within the energy sector, or (ii) provides material products or services to companies operating in the energy sector.

The Fund invests primarily in equity securities, but may invest up to 10% of its Managed Assets in debt securities. The Fund may, but is not required to, use various derivatives transactions in order to earn income or enhance total return, facilitate portfolio management and mitigate risks.

Listing. The Fund’s currently outstanding Common Shares are, and the Common Shares offered by this Prospectus will be, subject to notice of issuance, listed on the New York Stock Exchange (“NYSE”) under the symbol “CEN.” As of                 , the last reported sale price for the Fund’s Common Shares on the NYSE was $         per Common Share, and the net asset value of the Fund’s Common Shares was $[ ] per Common Share, representing a [discount/premium] to the net asset value of     %. [The Rights will be, subject to notice of issuance, admitted for trading on the                  under the symbol “                    ” during the course of the offer. Trading in the Rights of the                  may be conducted until the close of trading on the                      on the last business day prior to the expiration date. ]

Adviser. Brookfield Public Securities Group LLC (“Brookfield” or the “Adviser”), a Delaware limited liability company and a registered investment adviser under Investment Advisers Act of 1940, as amended, serves as the investment adviser and administrator to the Fund. Founded in 1989, the Adviser is a wholly owned subsidiary of Brookfield Asset Management Inc. (TSX/NYSE: BAM; EURONEXT: BAMA), a leading global alternative asset manager focused on real estate, renewable power, infrastructure and private equity, with assets under management of approximately $        billion as of                     . In addition to the Fund, the Adviser’s clients include financial institutions, public and private pension plans, insurance companies, endowments and foundations, sovereign wealth funds and high net worth investors. The Adviser also provides advisory services to several other registered investment companies, including other closed end funds. As of                     , the Adviser and its affiliates had approximately $         billion in assets under management. The Adviser’s principal offices are located at Brookfield Place, 250 Vesey Street, New York, New York 10281-1023.

Financial Leverage. The Fund currently intends to seek to enhance the level of its current distributions by utilizing financial leverage through borrowing, including loans from financial institutions, or the issuance of commercial paper or other forms of debt (“Borrowings”), through the issuance of Preferred Shares, through reverse repurchase agreements, dollar rolls or similar transactions or through a combination of the foregoing (collectively, “Financial Leverage”). The Fund may utilize Financial Leverage up to the limits imposed by the Investment Company Act of 1940, as amended. Under current market conditions, the Fund intends to utilize Financial Leverage through Borrowings from certain financial institutions and through the issuance of Preferred Shares in an amount ranging from 25% to 33% of the Fund’s Managed Assets, including the proceeds of such Financial Leverage. The Fund has entered into a revolving credit agreement (the “Credit Agreement”) with BNP Paribas Prime Brokerage, International Ltd. (“BNPP”). As of                     , the Fund had outstanding borrowings under the Credit Agreement of

$         million (representing approximately     % of the Fund’s Managed Assets). Additionally, the Fund currently utilizes Financial Leverage through Preferred Shares. The Fund has outstanding 2,000 shares of Series A Mandatory Redeemable Preferred Shares (“Series A Shares”) having an aggregate liquidation preference of $50 million (representing approximately     % of the Fund’s Managed Assets). The Series A Shares pay quarterly cash dividends at a rate of     % per annum and have a term redemption date of September 26, 2026. As of                     , the Fund had total Financial Leverage of $         million representing     % of the Fund’s Managed Assets. The costs associated with the issuance and use of Financial Leverage is borne by the holders of the Common Shares. Financial Leverage is a speculative technique and investors should note that there are special risks and costs associated with Financial Leverage. There can be no assurance that a Financial Leverage strategy will be successful during any period in which it is employed. See “Use of Financial Leverage” in this Prospectus.

This Prospectus Supplement, together with the accompanying Prospectus, dated             , 20    , sets forth concisely the information that you should know before investing in the Fund. You should read this Prospectus Supplement and the accompanying Prospectus, which contain important information about the Fund, before deciding whether to invest, and you should retain them for future reference. A Statement of Additional Information, dated             , 20    , as supplemented from time to time, containing additional information about the Fund, has been filed with the SEC and is incorporated by reference in its entirety into the accompanying Prospectus. This Prospectus Supplement, the accompanying Prospectus and the Statement of Additional Information are part of a “shelf” registration statement filed with the SEC. This Prospectus Supplement describes the specific details regarding this offering, including the method of distribution. If information in this Prospectus Supplement is inconsistent with the accompanying Prospectus or the SAI, you should rely on this Prospectus Supplement. You may request a free copy of the Statement of Additional Information, the table of contents of which is on page                  of the accompanying Prospectus, or request other information about the Fund (including the Fund’s annual and semi-annual reports) or make shareholder inquiries by calling (855) 777-8001 or by writing to the Fund at Brookfield Place, 250 Vesey Street, New York, New York 10281-1023, or you may obtain a copy (and other information regarding the Fund) from the SEC’s website (www.sec.gov). Free copies of the Fund’s reports and the Statement of Additional Information will also be available from the Fund’s website at www.brookfieldim.com.

The Rights do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

This Prospectus Supplement contains or incorporates by reference forward-looking statements, within the meaning of the federal securities laws, that involve risks and uncertainties. These statements describe the Fund’s plans, strategies, and goals and our beliefs and assumptions concerning future economic and other conditions and the outlook for the Fund, based on currently available information. In this Prospectus Supplement, words such as “anticipates,” “believes,” “expects,” “objectives,” “goals,” “future,” “intends,” “seeks,” “will,” “may,” “could,” “should,” and similar expressions are used in an effort to identify forward-looking statements, although some forward-looking statements may be expressed differently. The Fund is not entitled to the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act.

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Fund has not, and the Distributor has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Fund is not, and the Distributor is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

Beginning on January 1, 2021, as permitted by regulations adopted by the SEC, paper copies of the Fund’s annual and semi-annual shareholder reports will no longer be sent by mail, unless you specifically request paper copies of the reports. Instead, the reports will be made available on the Fund’s website (https://publicsecurities.brookfield.com/en), and you will be notified by mail each time a report is posted and provided with a website link to access the report.

If you already elected to receive shareholder reports electronically, you will not be affected by this change and you need not take any action. You may elect to receive shareholder reports and other communications from the Fund electronically anytime by contacting your financial intermediary (such as a broker, investment adviser, bank or trust company) or, if you are a direct investor, by calling the Fund (toll-free) at (855) 777-8001 or by sending an email request to the Fund at publicsecurities.enquiries@brookfield.com.

You may elect to receive all future reports in paper free of charge. If you invest through a financial intermediary, you may contact your financial intermediary to request that you continue to receive paper copies of your shareholder reports. If you invest directly with the Fund, you may call (855) 777-8001 or send an email request to the Fund at publicsecurities.enquiries@brookfield.com to let the Fund know you wish to continue receiving paper copies of your reports. Your election to receive reports in paper will apply to all funds held in your account if you invest through your financial intermediary or all funds held with the fund complex if you invest directly with the Fund.

Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the accompanying Prospectus.

PROSPECTUS SUPPLEMENT SUMMARY

This is only a summary of information contained elsewhere in this Prospectus Supplement and the accompanying Prospectus. This summary does not contain all of the information that you should consider before investing. You should carefully read the more detailed information contained in this Prospectus Supplement and the accompanying Prospectus, especially the information set forth under the headings “Investment Objective and Policies” and “Risks.” You may also request a copy of the Fund’s Statement of Additional Information, dated              , 20      (the “SAI”), which contains additional information about the Fund. Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the accompanying Prospectus.

The Fund	Center Coast Brookfield MLP & Energy Infrastructure Fund (the “Fund”) is a non-diversified, closed-end management investment company.

Management of the Fund

Brookfield Public Securities Group LLC (“Brookfield” or the “Adviser”), a Delaware corporation and a registered investment adviser under Investment Advisers Act of 1940, serves as the investment adviser and administrator to the Fund. Founded in 1989, the Adviser is a wholly owned subsidiary of Brookfield Asset Management Inc., a publicly held global alternative asset manager focused on property, renewable power, infrastructure and private equity, with over $         billion of assets under management as of , 20     . The Adviser’s principal offices are located at Brookfield Place, 250 Vesey Street, New York, New York 10281-1023.

The Adviser generally manages its investments according to a process focused on quality and durability of cash flows. The Adviser combines the expertise of midstream and energy infrastructure operators and financial and investment professionals. The Adviser’s senior professionals include a former MLP chief executive officer and experienced investment professionals with an established track record of managing MLP investments as well as operating midstream and other energy infrastructure assets. The Adviser seeks to draw upon this unique experience to achieve a robust diligence process, structured investment process and access to a unique network of relationships to identify both public and private MLP and infrastructure investment opportunities.

The Offering

The Fund is issuing [transferable/non-transferable] rights (“Rights”) to its common shareholders of record (“Record Date Shareholders”) as of 5:00 p.m., Eastern time, on [                    ] (the “Record Date”), entitling the holders of those Rights to subscribe for up to an aggregate of [                    ] of the Fund’s common shares of beneficial interest (the “Offer”). Record Date Shareholders will receive one Right for each outstanding whole common share held on the Record Date. The Rights entitle their holders to purchase one new common share for every [                    ] Rights held (1-for- [                    ]). Any Record Date Shareholder who is issued fewer than [                    ] Rights may subscribe for one full common share in the Offer. [In addition, Record Date Shareholders who fully exercise their Rights (other than those Rights that cannot be exercised because they represent the right to acquire less than one common share) will be entitled to subscribe for additional common shares of the Fund that remain unsubscribed as a result of any unexercised Rights. This over-subscription privilege is subject to a number of limitations and subject to allotment.]

The subscription price (the “Subscription Price”) will be determined based upon a formula equal to [                    ] (the “Formula Price”). The Offer will expire at [            ], on [        ], unless extended as described in this prospectus (the “Expiration Date”).

Rights holders may not know the Subscription Price at the time of exercise and will be required initially to pay for both the common shares subscribed for pursuant to the primary subscription [and, if eligible, any additional common shares subscribed for pursuant to the over-subscription privilege] at the estimated Subscription Price of $[ ] per common share and, except in limited circumstances, will not be able to rescind their subscription.

Important Dates	Please note that the dates in the table below may change if the offer pursuant to this Prospectus Supplement is extended.

Event	Date

Record Date	[ ]

Subscription Period	[ ] to [ ]*

Expiration Date	[ ]*

Payment for Guarantees of Delivery Due	[ ]*

Confirmation to Participants	[ ]*

*Unless the offer is extended

Oversubscription Privilege	[To be provided.]

Sale and Transferability of Rights	[To be provided.]

Risks	See “Risks” beginning on page of the accompanying Prospectus for a discussion of factors you should consider carefully before deciding to invest in the Fund’s Common Shares.

Use of Proceeds

[The Fund estimates the net proceeds of the offer pursuant to this Prospectus Supplement to be approximately $         million. This figure is based on the Subscription Price per Common Share of $         and assumes all new Common Shares offered are sold and that the expenses related to the offering, estimated at approximately $         , are paid.

The Fund intends to invest the net proceeds of the offering in accordance with its investment objective and policies as stated in the accompanying Prospectus. It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of the offering in accordance with its investment objective and policies within three months after the receipt of such proceeds. Pending such investment, it is anticipated that the proceeds will be invested in cash, cash equivalents or other securities, including U.S. government securities or high quality, short-term debt securities, which have returns substantially lower than those the Fund anticipates earning once it has fully invested the proceeds of an offering in accordance with its investment objective. The Fund may also use the proceeds for working capital purposes, including the payment of distributions, interest and operating expenses, although the Fund currently has no intent to issue securities primarily for these purposes. A delay in the anticipated use of proceeds could lower returns and reduce the Fund’s distribution to Common Shareholders.]

Summary of Fund Expenses

The following table contains information about the costs and expenses that Common Shareholders will bear directly or indirectly. The table is based on the capital structure of the Fund as of [            ], 20[    ] (except as noted below) after giving effect to the anticipated net proceeds of the Common Shares offered by this Prospectus Supplement and the accompanying Prospectus and assuming the Fund incurs the estimated offering expenses. If the Fund issues fewer than all of the Common Shares available for sale pursuant to the Distribution Agreement and the net proceeds to the Fund are less, all other things being equal, the total annual expenses shown would increase. The purpose of the table and the example below is to help you understand the fees and expenses that you, as a holder of Common Shares, would bear directly or indirectly.

Shareholder Transaction Expenses

Sales load (as a percentage of offering price)	[ ]%(1)
Offering expenses borne by the Fund (as a percentage of offering price)	[ ]%(2)
Automatic Dividend Reinvestment Plan fees(3)	None

As a Percentage of Net Assets Attributable to Common Shares
Annual Expenses
Management fees(4)	[1.00]%
Interest payments on borrowed funds(5)	[ ]%
Dividends on preferred shares(6)	[ ]%
Other expenses(7)	[ ]%

Total annual expenses	[ ]%

(1)

Represents the estimated commission with respect to each Common Share purchased in the primary subscription. [No commissions will be payable in respect of any primary over-subscription shares purchased pursuant to the over-subscription privilege.

(2)

The fees and expenses of the offer will be borne by the Fund and indirectly by all of its Common Shareholders, including those who do not exercise their Rights. Offering expenses borne by the Fund (including the reimbursements described below) are estimated to be approximately $[ ] in the aggregate, or $[ ] per Common Share (assuming the Rights are fully exercised). [The Fund, has agreed to pay the [ ] up to $[ ] as a partial reimbursement for its expenses incurred in connection with the offer.] Offering expenses will be borne by the Fund and indirectly by all of its Common Shareholders, including those who do not exercise their Rights.

(3)

Dividend reinvestment plan participants that direct a sale of Common Shares through the Plan Agent are subject to a sales fee of $15.00 plus $0.10 per Common Share sold. See “Dividend Reinvestment Plan.”

(4)

The Fund pays the Adviser an annual fee, payable monthly, in an amount equal to 1.00% of the Fund’s average daily Managed Assets (net assets plus any assets attributable to Financial Leverage). The fee shown above is based upon outstanding Financial Leverage of [ ]% of the Fund’s Managed Assets (the total assets of the Fund, including the assets attributable to the proceeds from any forms of Financial Leverage, minus liabilities, other than liabilities related to any Financial Leverage). If Financial Leverage of more than [ ]% of the Fund’s Managed Assets is used, the management fees shown would be higher.

(5)

Assumes Financial Leverage of [    ]% of the Fund’s Managed Assets, based upon the Fund’s outstanding borrowings as of [ ], 20[ ] of approximately $[ ] million, and the borrowing rate on the credit facility as of [                    ] 20[    ] of [    ]%.

(6)

Based upon the Fund’s outstanding MRP Shares as of [            ], 20[    ]. Assumes the dividend rate for the MRP Shares is the applicable rate and has not increased as a result of any downgrade in the ratings of the MRP Shares. If such ratings are downgraded, the dividend expenses of the fund may increase.

(7)	Other expenses are estimated based upon those incurred during the fiscal year ended [ ], 20[ ]. Other expenses do not include expenses related to realized or unrealized investment gains or losses.

Example

The following example illustrates the expenses that you would pay on a $1,000 investment in Common Shares, assuming (1) “Total annual expenses” of [    ]% of net assets attributable to Common Shares, (2) the sales load of $10 and estimated offering expenses of $[        ], and (3) a 5% annual return*:

	1 Year		3 Years		5 Years		10 Years
Total Expenses Incurred	$	[ ]	$	[ ]	$	[ ]	$	[ ]

*

The example should not be considered a representation of future expenses or returns. Actual expenses may be higher or lower than those assumed. Moreover, the Fund’s actual rate of return may be higher or lower than the hypothetical 5% return shown in the example. The example assumes that the estimated “Other expenses” set forth in the Annual Expenses table are accurate and that all dividends and distributions are reinvested at NAV.

CAPITALIZATION

The following table sets forth the (i) the audited capitalization of the Fund as of [            ], 20[            ] and (ii) the unaudited adjusted capitalization assuming the Common Shares available in the Rights offering discussed in this Prospectus Supplement had been issued. The actual size of the offering may be greater or less than what is assumed in the table below.

[To be provided]

USE OF PROCEEDS

The Fund estimates the net proceeds of the Offering to be approximately $[        ] million. This figure is based on the Subscription Price per Common Share of $[        ] and assumes all new Common Shares offered are sold and that the expenses related to the offering pursuant to this Prospectus Supplement, estimated at approximately $[        ], are paid.

The Fund intends to invest the net proceeds of the offering under this Prospectus Supplement and the accompanying Prospectus in accordance with its investment objective and policies as stated in the accompanying Prospectus. It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of the offering in accordance with its investment objective and policies within three months after the receipt of such proceeds. Pending such investment, it is anticipated that the proceeds will be invested in cash, cash equivalents or other securities, including U.S. government securities or high quality, short-term debt securities, which have returns substantially lower than those the Fund anticipates earning once it has fully invested the proceeds of an offering in accordance with its investment objective. The Fund may also use the proceeds for working capital purposes, including the payment of distributions, interest and operating expenses, although the Fund currently has no intent to issue securities primarily for these purposes. A delay in the anticipated use of proceeds could lower returns and reduce the Fund’s distribution to Common Shareholders.

TERMS OF THE OFFER

[To be provided.]

PLAN OF DISTRIBUTION

[To be provided.]

ADDITIONAL INFORMATION

This Prospectus Supplement and the accompanying Prospectus constitute part of a Registration Statement filed by the Fund with the SEC under the Securities Act and the 1940 Act (File Nos. 333-[            ] and 811-[            ]). This

Prospectus omit certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Fund and the securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The complete Registration Statement may be obtained from the SEC upon payment of the fee prescribed by its rules and regulations or free of charge through the SEC’s website (www.sec.gov).

FORM OF PROSPECTUS SUPPLEMENT